Exhibit 99.1

NEXGEL Reports Record Third Quarter 2023 Revenue of $1.2 Million, an Increase of 115% Year-Over-Year

Gross profit margin improved sequentially to 28.2% in Q3 as compared to 15.0% in Q2

LANGHORNE, Pa. – November 13, 2023 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced its financial results for the third quarter ended September 30, 2023.

Adam Levy, NEXGEL’s Chief Executive Officer, commented, “We are pleased to deliver yet another record revenue quarter of $1.2 million, an increase of 115% year-over-year, driven by growth year-over-year in both contract manufacturing and branded consumer products. Importantly, gross margins during the third quarter improved sequentially to 28.2% as compared to 15.0% in the prior second quarter. Our net loss also continued to trend lower quarter-over-quarter, in line with our goal to become profitable in 2024.”

Mr. Levy continued, “We have a lot to be excited about as we near the close of 2023 and head into the new year. Given our growth into retail with Enigma Health as well as partnerships with AbbVie and others, we have strategically invested in inventory and equipment to increase capacity and automation to meet the significant increase in demand we expect for our proprietary hydrogels. We expect our revenue growth year-over-year, margin expansion and net loss decrease trend to continue in the short term as we optimize our operations and growth opportunities come to fruition.”

Operational Highlights in 2023

●	NEXGEL’s subsidiary, CG Converting and Packaging, executed a new supply agreement with AbbVie (NYSE: ABBV), a global biopharmaceutical company to be a supplier of gel pads with AbbVie’s Rapid Acoustic Pulse device being investigated for improvement in the appearance of cellulite.
●	Announced a new strategic relationship with Enigma Health, a new joint venture company, for retail distribution and marketing services in North America.

Third Quarter 2023 Financial Highlights

For the third quarter of 2023, revenue totaled $1.2 million, an increase of $653 thousand or 115%, as compared to $568 thousand for the same period the year prior. The quarterly increase in overall revenues was primarily due to sales growth in contract manufacturing and branded products year-over-year, including revenue contribution from the joint venture formed with C.G. Laboratories.

Gross profit for the third quarter of 2023 was $344 thousand, compared to a gross profit of $148 thousand for the same prior year period. Gross profit margin for the third quarter of 2023 was 28.2% as compared to 26.1% for the same period the year prior. Gross profit margin increased sequentially to 28.2% during the third quarter of 2023 as compared to 15.0% during the second quarter of 2022.

Total operating expenses, including R&D and SG&A expenses, decreased to $956 thousand for the three months ended September 30, 2023, compared to $1,185 thousand for the prior year period. The year-over-year decrease was attributable to a decrease in total SG&A and the completion of development efforts of two proof of concept studies for drug delivery candidates utilizing our hydrogel technology.

Net loss for the quarter ended September 30, 2023, improved to $550 thousand or $0.10 per basic and diluted share, compared to net loss of $1.2 million or $0.22 per basic and diluted share for the same period in 2022. Net loss also improved sequentially to $550 thousand during the third quarter of 2023 as compared to $642 thousand during the second quarter of 2023.

As of September 30, 2023, NEXGEL had approximately $3.3 million of cash. The delta between our improved net loss during the quarter and net cash decrease period over period relates to an increase in account receivables, and property, plant and equipment investments.

As of November 13, 2023, NEXGEL had 5,717,629 shares of common stock outstanding.

NEXGEL Third Quarter 2023 Financial Results Conference Call

Management will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its operational and financial results for the third quarter 2023.

Date: November 13, 2023

Time: 4:30 P.M. ET

Live Call: +1-877-407-9208 (U.S. Toll Free) or +1-201-493-6784 (International)

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1640412&tp_key=d1c55ca731

For interested individuals unable to join the conference call, a replay will be available through November 27, 2023, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 13742264. An archived version of the webcast will also be available on NEXGEL’s Investor Relations site: https://ir.nexgel.com/.

About NEXGEL, INC.

NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. Alongside its strategic partners, NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

valter@kcsa.com

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022

(Unaudited)

(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS:
Current Assets:
Cash	$3,266	$1,101
Marketable securities	-	5,508
Accounts receivable, net	1,158	222
Inventory	1,090	502
Prepaid expenses and other current assets	367	172
Total current assets	5,881	7,505
Goodwill	311	311
Intangibles, net	12	20
Property and equipment, net	1,737	721
Operating lease - right of use asset	1,911	1,737
Other assets	95	63
Total assets	$9,947	$10,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,073	$265
Accrued expenses and other current liabilities	152	130
Deferred revenue	34	-
Current portion of note payable	5	15
Warrant liability	146	242
Operating lease liability, current portion	233	207
Total current liabilities	1,643	859
Operating lease liability, net of current portion	1,774	1,593
Notes payable, net of current portion	274	268
Total liabilities	3,691	2,720

Commitments and Contingencies (Note 15)

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 25,000,000 shares authorized; 5,717,629 and 5,577,916 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	6	6
Additional paid-in capital	19,309	19,189
Accumulated deficit	(13,617)	(11,558)
Total NexGel stockholders’ equity	5,698	7,637
Non-controlling interest in joint venture	558	-
Total stockholders’ equity	6,256	7,637
Total liabilities and stockholders’ equity	$9,947	$10,357

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues, net	$1,221	$568	$3,007	$1,524

Cost of revenues	877	420	2,546	1,304

Gross profit	344	148	461	220

Operating expenses
Research and development	6	193	90	328
Selling, general and administrative	950	992	2,629	2,459
Total operating expenses	956	1,185	2,719	2,787

Loss from operations	(612)	(1,037)	(2,258)	(2,567)

Other income (expense)
Interest expense	(3)	(242)	(13)	(1,334)
Interest income	1	-	3	-
Loss on debt extinguishment	-	-	-	(150)
Warrant modification expense	-	(57)	-	(57)
Other income	-	-	3	2
Gain on investments	44	5	168	5
Changes in fair value of warrant liability	18	104	96	3
Total other income (expense), net	60	(190)	257	(1,531)
Loss before income taxes	(552)	(1,227)	(2,001)	(4,098)
Income tax expense	-	-	-	-
Net loss	$(552)	$(1,227)	$(2,001)	$(4,098)
Less: (Income) loss attributable to non-controlling interest in joint venture	2	-	(58)	-
Net loss attributable to NexGel stockholders	(550)	(1,227)	(2,059)	(4,098)
Net loss per common share - basic	$(0.10)	$(0.22)	$(0.36)	$(0.74)
Net loss per common share - diluted	$(0.10)	$(0.22)	$(0.36)	$(0.74)
Weighted average shares used in computing net loss per common share - basic	5,714,316	5,572,234	5,654,981	5,572,234
Weighted average shares used in computing net loss per common share – diluted	5,714,316	5,572,234	5,654,981	5,572,234

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Operating Activities
Net loss	$(2,059)	$(4,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Income attributable to non-controlling interest in joint venture	58	-
Depreciation and amortization	103	84
Changes in ROU asset and operating lease liability	33	29
Share-based compensation and restricted stock vesting	120	231
Gain on investment in marketable securities	168	(5)
Changes in fair value of warrant liability and warrant modification	(96)	(3)
Amortization of deferred financing costs	-	1,325
Warrant modification expense	-	57
Loss on extinguishment of debt	-	150

Changes in operating assets and liabilities:
Accounts receivable	(936)	(56)
Inventory	(588)	(108)
Prepaid expenses and other assets	(227)	(162)
Accounts payable	808	104
Accrued expenses and other current liabilities	(67)	109
Deferred revenue	34	-
Net Cash Used in Operating Activities	(2,649)	(2,343)

Investing Activities
Proceeds from sales of marketable securities	5,340	1,000
Investment in marketable securities	-	(6,980)
Capital expenditures	(611)	(88)
Net Cash Provided by (Used in) Investing Activities	4,729	(6,068)

Financing Activities
Proceeds from margin line of credit	89	-
Principle payments of notes payable	(4)	(3,512)
Net Cash Provided by (Used in) Financing Activities	85	(3,512)
Net Increase (Decrease) in Cash	2,165	(11,923)
Cash – Beginning of period	1,101	13,350
Cash – End of period	$3,266	$1,427
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$7	$-
Taxes	$-	$-

Supplemental Non-cash Investing and Financing activities
Property and equipment contributed as capital investment to JV	$500	$-
ROU asset and operating lease liabilities recognized upon consolidation of JV	$334	$-